UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): October 17, 2022
PubMatic, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39748	20-5863224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
N/A
(Address of Principal Executive Offices) (Zip Code)
N/A
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PUBM	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement
On October 17, 2022, PubMatic, Inc. (the “Company”) entered into a Senior Secured Credit Facilities Credit Agreement (the “Credit Agreement”) with the several lenders parties thereto (the “Lenders”), and Silicon Valley Bank, as administrative agent, lead arranger, issuing lender, and swingline lender.
The Credit Agreement provides a revolving credit facility in an aggregate principal amount of $110.0 million (“the Revolving Credit Facility”), including a $25.0 million letter of credit sub-facility and a $25.0 million swingline sub-facility. The Company may, subject to certain customary conditions, on one or more occasions increase commitments under the Revolving Credit Facility in an amount not to exceed $90.0 million in the aggregate (the “Incremental Facility”). Each Lender will have discretion to determine whether it will participate in any Incremental Facility.
The Credit Agreement matures on October 17, 2027. In connection with the entry into the Credit Agreement, the Company’s existing Third Amended and Restated Loan and Security Agreement, as amended, dated as of November 7, 2017 (the “Existing Credit Agreement”) was repaid in full and terminated. The obligations under the Credit Agreement are secured by substantially all of the assets of the Company.
Borrowings under the Revolving Credit Facility will accrue interest at rates equal, at the Company’s election, to (i) the adjusted term secured overnight financing rate (“SOFR”), which is defined as (a) the applicable term SOFR plus (b) a term SOFR adjustment equal to 0.20% per annum, plus the applicable margin for such loans, or (ii) the alternate base rate (“ABR”), which is defined as the highest of (a) the prime rate in effect from time to time, (b) the federal funds effective rate in effect from time to time plus 0.50%, and (c) the adjusted term SOFR for a one (1) month tenor in effect from time to time plus 1.0%, plus the applicable margin for such loans. The applicable margin for borrowings bearing interest on the SOFR ranges from 2.00% to 2.75%, and the applicable margin for borrowings bearing interest based on the ABR ranges from 1.00% to 1.75%. The Company will pay a quarterly commitment fee during the term of the Credit Agreement for the non-use of available funds ranging from 0.25% to 0.35%. In addition, the Credit Agreement provides a mechanism to determine a successor reference rate to the applicable reference rate if, among other things, the applicable reference rate becomes unavailable or is generally replaced as a benchmark interest rate.
The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of indebtedness, liens, disposition of property and investments by the Company and its subsidiaries. In addition, the Credit Agreement requires the Company to maintain certain interest coverage, leverage and senior leverage ratios.
The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.
The Company may use amounts borrowed under the Credit Agreement to refinance the Existing Credit Agreement, for general corporate purposes or working capital financing. The Company may borrow additional amounts under the Credit Agreement from time to time as opportunities and needs arise.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 1.02.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1*	Senior Secured Credit Facilities Credit Agreement, dated October 17, 2022, by and between PubMatic, Inc., the lenders party thereto, and Silicon Valley Bank.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).
* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. PubMatic will furnish to the Securities and Exchange Commission (“SEC”) copies of any such schedules upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PubMatic, Inc.
Date: October 17, 2022	By:	/s/ Steven Pantelick
Steven Pantelick
Chief Financial Officer